Exhibit (h)(2)

FORM OF DEALER AGREEMENT

BlackRock Investments, LLC ("Distributor") serves as the distributor for the sale of units of limited liability company interests ("Units") in BlackRock Preferred Partners LLC (the "Fund"), a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), pursuant to a distribution agreement with the Fund.  Distributor and Morgan Stanley Smith Barney LLC ("Dealer") hereby agree that Dealer will participate in the distribution of Units, subject to the terms of this Dealer Agreement ("Agreement"), dated as of the [●] day of August 2011.

NOW, therefore, in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

SECTION 1.   LICENSING

a.          Distributor and Dealer each represent and warrant that: (i) it is a broker-dealer registered with the Securities and Exchange Commission ("SEC"); (ii) it is a member in good standing with the Financial Industry Regulatory Authority ("FINRA"); (iii) it is licensed by the appropriate regulatory agency of each state or other jurisdiction in which it will offer and sell Units; and (iv) each of its principals, directors, officers, employees, and agents who will participate or otherwise be involved in the offer or sale of the Units or the performance of its duties and activities under this Agreement is either appropriately licensed or exempt from such licensing requirements by the appropriate regulatory agency of each state or other jurisdiction in which it will offer and sell Units.

b.          The parties agree that: (i) termination or suspension of Dealer's registration with the SEC; (ii) termination or suspension of Dealer's membership with FINRA; or (iii) termination or suspension of Dealer's license to do business by any state of the United States or other jurisdiction in which in which Dealer offers the Fund shall cause the immediate termination of this Agreement without notice.  The parties agree that if any of (i) through (iii) above occurs in respect of Distributor, this Agreement will terminate effective immediately upon Dealer's written notice of termination to Distributor.  Each of the Distributor and the Dealer further agrees to notify the other promptly in writing of any such action or event.

c.          The parties agree that this Agreement is in all respects subject to the Rules of FINRA and such Rules shall control any provision to the contrary in this Agreement.  Without limiting the generality of the foregoing, the parties acknowledge that neither party has responsibility for the manner of the other party's performance of, or for acts or omissions in connection with, the duties and activities performed by the other party under this Agreement.

d.          Distributor and Dealer agree to comply with all applicable federal and state laws and all rules and regulations promulgated thereunder generally affecting the sale or distribution of interests of registered investment companies, including all of the rules and regulations of FINRA.  In connection with the foregoing, Dealer expressly agrees to provide a fee disclosure statement to its customers, regarding fees and other compensation paid to Dealer or its affiliates by the Distributor or its affiliates substantially in the form provided in Schedule 1.

SECTION 2.   ORDERS

a.          Dealer agrees to offer and sell Units only at the regular public offering price applicable to such Units and in effect at the time of each transaction.  The procedures relating to all orders and the handling of each order (including the manner of computing the net asset value of Units and the effective time of orders received from Dealer) are subject to:  (i) the terms of the then-current prospectus and Statement of Additional Information (if any) relating to the Fund (including any supplements, stickers or amendments thereto), as filed with the SEC (collectively, the "Prospectus"); and (ii) the subscription documents for the Fund, as supplemented or amended from time to time; and to the extent that the Prospectus contains provisions that are inconsistent with this Agreement or any other document, the terms of the Prospectus shall be controlling.  Dealer agrees that purchase orders it places will be made only for the purpose of covering purchase orders received from Dealer Members (as defined below).

b.          Dealer agrees that it will sell Units only to its customers reasonably believed to qualify as "accredited investors" as that term is defined by Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act") (such customers "Eligible Investors").

c.          In all offers and sales of the Units to Eligible Investors, Dealer will not act as broker or agent for, or employee of, Distributor or the Fund and Dealer will not represent to any third party that Dealer has such authority or is acting in such capacity.

d.          All orders for the purchase of Units are subject to acceptance by the Distributor in its sole discretion and become effective upon written confirmation by Distributor. The Distributor reserves the right not to accept any specific order for the purchase of Units.  Notwithstanding the foregoing, the Distributor hereby agrees that it will not unreasonably reject or delay accepting an order submitted by Dealer if the Dealer's client otherwise meets the eligibility criteria set forth in the Prospectus, and provided further, that upon any such rejection the Distributor shall promptly advise Dealer of such rejection.

e.          Dealer agrees that payment for orders from Dealer for the purchase of Units will be made in accordance with the terms of the Prospectus.  On the Subscription Date (as defined in the Prospectus) of each purchase order for Units, Dealer will remit to an account designated by Distributor an amount equal to the amount of such purchase order less Dealer's sales commission, if any, with respect to such purchase order as determined by Distributor in accordance with the terms of the Prospectus.  If payment for any purchase order is not received in accordance with the terms of the Prospectus, Distributor reserves the right, without notice, to cancel the sale.

f.          The parties acknowledge and agree that the then current public offering price of Units will generally not be known until approximately 20 to 25 days after the acceptance of subscriptions by the Fund in accordance with the terms of the Prospectus, or such other amount of time as may be disclosed from time to time in the Prospectus. The parties thus each acknowledge and agree that purchase orders for Units will generally be made and accepted for a fixed dollar amount, with the number of Units to be credited to an investor's account determined upon the finalization of the applicable then current public offering price of Units approximately 20 to 25 days after the acceptance of subscriptions by the Fund, or such other amount of time as may be disclosed from time to time in the Prospectus.  Distributor agrees to promptly provide to Dealer, confirmation of each acceptance of the subscriptions of Dealer Members (hereinafter defined) by the Fund.

g.          Distributor reserves the right at any time to suspend the sale of Units or to withdraw or limit the offering of Units entirely or to certain persons or entities in a class or classes specified by Distributor, and, if Distributor exercises this right, Distributor shall provide to Dealer prompt written notice of such exercise.  The minimum and subsequent purchase order amounts shall be as set forth in the Prospectus.

h.          Dealer acknowledges that tender offers for the repurchase of Units may be made by the Fund, and, if made, will be made subject to the terms summarized in the Prospectus and that, as such,

the Fund will only make repurchase offers when authorized by its board of directors.  Dealer expressly acknowledges and understands that Units will not be repurchased by Distributor or the Fund (other than through tender offers from time to time, if any) and that no secondary market for the Units exists currently or is expected to develop.

i.           Dealer acknowledges and agrees that certificates for Units will not be issued under any circumstances.

SECTION 3.   DUTIES OF DEALER

a.          Dealer agrees that it shall deliver to each of its clients making purchases a copy of the Fund's then current Prospectus and any other materials provided or approved by Distributor (collectively, the "Offering Materials") prior to the time of sale. Distributor agrees to promptly notify Dealer of the receipt of any repurchase request received from a Dealer Member.

b.          Dealer agrees to record on the order the date on which all orders for the purchase or sale of Units is received by Dealer, and to forward promptly such orders to Distributor in time for processing at the public offering price next determined after receipt of such orders by Dealer, in each case as described in the Prospectus.

c.          Dealer agrees not to withhold intentionally the placing of orders by its clients for Units with Distributor so as to profit itself as a result of such inaction.

d.          Dealer agrees to maintain records of all purchases and sales of Units made through Dealer and upon request from a regulatory authority or as required under applicable law to furnish such regulatory authority with copies of such records.

e.          Dealer agrees that it will not make any conditional orders for the purchase or repurchase of Units and acknowledges that Distributor will not accept conditional orders for Units.

f.          Dealer agrees that it will assist with the following Dealer Member services on an ongoing basis:

(i)
handling inquiries regarding the Fund from Dealer Members who own Units through an account maintained with Dealer, including but not limited to, questions concerning such Dealer Members' investments in the Fund, repurchase offers, reports and tax information provided by the Fund;

(ii)	assisting in the enhancement of relations and communications between Dealer Members and the Fund;

(iii)	assisting in the establishment and maintenance of Dealer Members' accounts with the Fund;

(iv)	receiving and processing payments from clients for the purchase of Units and proceeds received from the Fund from the redemptions of Units.

(v)	assisting in receiving and forwarding purchase and repurchase requests from Dealer Members;

(vi)	assisting in the maintenance of Fund records containing Dealer Member information, including notifying Distributor of any changes to Dealer Member account information as reflected in Dealer’s account systems and providing to the Distributor, or assisting the Distributor in obtaining from Dealer Members, any backup documents that the Distributor may reasonably request to substantiate any such changes;

(vii)	providing such other similar services as Distributor may reasonably request to the extent Dealer is permitted to do so under applicable statutes, rules and regulations.

g.          Dealer acknowledges and agrees that if Dealer or the Dealer Member does not provide to Distributor any changes to Dealer Member account information, or if it or a Dealer Member fails to furnish any backup documentation that Distributor may reasonably request to substantiate changes to a Dealer Member's account information, then the Distributor will continue to rely upon the information set forth in the Dealer Member's application form completed in connection with such Dealer Member's initial or most recent subscription for Units (including as such may have been previously properly updated, revised or corrected), and Distributor will have no liability whatsoever for continuing to rely upon such information.

h.          Distributor acknowledges that Dealer will not at any time be responsible for performing recordkeeping or accounting services with respect to the Fund or any Dealer Member’s accounts with the Fund.  The Distributor shall, or shall cause its delegate to, promptly inform the Dealer of the Fund’s monthly net asset value and net asset value per Unit  or in certain instances estimates thereof, as soon as reasonably practicable following the finalization of the Fund’s net asset value applicable to a subscription or redemption of Units.  Dealer is authorized to communicate such information to clients of Dealer and to use such information for the purpose of preparing periodic account statements for Dealer Members.  In the event that an estimated net asset value is provided to Dealer by the Distributor or its delegate in lieu of definitive values, Dealer and Distributor agree that appropriate disclosures shall be made by the party providing such information.

i.           Dealer will provide advice and/or make recommendations to Dealer's (or Dealer's affiliates') clients (including Dealer Members (as defined herein)) regarding the Fund but will only do so with respect to any such clients that Dealer reasonably believes are Eligible Investors.

j.           Dealer agrees to promptly credit the accounts of appropriate Dealer Members with any Fund distributions or repurchase proceeds received from Distributor or the Fund for the account of Dealer Members.

k.          Except as otherwise agreed by the parties, the parties agree that all out-of-pocket expenses incurred by such party in connection with its activities under this Agreement will be borne by such party.

SECTION 4.   DEALER COMPENSATION

a.          Sales Charges/Dealer Concessions.  On each purchase of Units by Dealer Members of Dealer, Dealer shall be entitled to charge an upfront sales load of up to 3.0% of an investor's investment amount (whether new or additional), or such other amount as set forth in the Fund's Prospectus (provided that the maximum sales load shall never be less than 3% unless Dealer otherwise agrees in writing), subject to the reduction or waiver of any such fees in the Dealer's sole discretion.  Except as otherwise noted in this Section 4, neither the Fund nor the Distributor shall have the right to reduce or waive any of the sales load payable by Dealer Members to Dealer.  For purposes of this Agreement, a "Dealer Member" shall include any person or entity introduced by Dealer to the Fund during the term of this Agreement which invests in the Fund through an account maintained with Dealer.

b.          Advisory Client Payments.  Distributor acknowledges that Dealer also provides advisory and consulting services to certain clients ("Advisory Clients") and that certain of these Advisory Clients may become Dealer Members.  The parties agree that to the extent that a Dealer Member is an Advisory Client, Dealer shall be permitted to rebate any sales charges and concessions or commissions, or ongoing member distribution fees, received by Dealer with respect to Advisory Clients that are Dealer Members, for as long as they remain an Advisory Client of Dealer, it being understood that Dealer will enter into a separate advisory agreement with such Advisory Clients from whom Dealer will receive payment.

c.          Member Servicing Fees.

(i)           Dealer shall be entitled to receive from Distributor an ongoing asset-based distribution fee at the annual rate of 0.75% of the aggregate value of Units held by Dealer Members. These fees shall be calculated monthly and paid quarterly based upon the value of Units held by Dealer Members at the end of each month in the relevant quarter, and shall be payable not later than 45 days after the end of such calendar quarter.  Dealer shall be entitled to retain for its own account 100% of any fees received by it under this Agreement.  To the extent permitted by applicable laws and regulations, and applicable disclosure obligations, Dealer may share all or a portion of its fees received hereunder with affiliated or unaffiliated third parties which act as clearing brokers for the Dealer.

(ii)          Distributor shall pay any compensation described in this Section 4(c) to Dealer for as long as Dealer Members remain invested in the Fund through an account maintained by the Dealer Member at Dealer, until such time as the Dealer Member or Dealer notifies the Distributor or the Fund that it has terminated its account relationship with the Dealer or Dealer Member (as the case may be). Notwithstanding the foregoing, Distributor shall have no obligation to pay any compensation described in this Section 4(c) to Dealer until Distributor receives the related compensation from the Fund in the form of an asset-based distribution fee paid in accordance with the terms of the distribution agreement between the Fund and the Distributor, dated August 22, 2011 (the "Related Compensation"), and Distributor's obligation to Dealer for such payments is limited solely to Related Compensation.  Distributor agrees to take all commercially reasonable actions necessary to secure from the Fund any compensation owed by the Fund to the Distributor which relates to Dealer’s compensation under this Agreement.

e.           FINRA Rules.  The parties acknowledge and agree that applicable FINRA Rules limit the amount of compensation that may be received in respect of distribution and member services and that such limits may serve to, over time, prohibit the payment of the compensation set forth in Section 4(c) of this Agreement in accordance with Section 1(c) of this Agreement.  In accordance with the applicable FINRA Rules, the parties understand and agree that, pursuant to limitations imposed by FINRA, no payments will be made to Dealer under this Agreement to the extent payments made to Dealer and any other FINRA member for providing distribution and member services, exceed, in the aggregate, 7.25% of the total proceeds proposed to be received by the Fund in respect of sales of Units registered under the Fund's current registration statement on Form N-2 “Offering Proceeds”; provided, however, that Distributor agrees that it will not take any action to intentionally cause the Dealer to receive less than the Maximum Compensation that it would be entitled to under applicable FINRA rules. For purposes hereof, "Maximum Compensation" means, in respect of any such investor, the cumulative amount of ongoing asset-based distribution fees payable hereunder for so long as the Dealer Member remains an investor in the Fund, not to exceed, in the case of any such applicable ongoing asset-based distribution fees, in the aggregate the product of 7.25% multiplied by the aggregate offering price of the Units received by the Fund in respect of such investor.

Distributor agrees to monitor the amount of underwriting compensation paid in connection with the distribution of Units and the rendering to investors in the Fund of ongoing investor and account maintenance services, and to report thereon to Dealer no less frequently than quarterly. As used herein,

“underwriting compensation” means all amounts included as underwriting compensation under Rule 2830 of the FINRA Rules other than any sales loads charged in connection with the sale of Units.

SECTION 5.   FUND INFORMATION

a.          Except as otherwise provided in this Agreement, Dealer agrees that neither it nor any of its principals, directors, officers or employees, is authorized to give any information or make any representations concerning Units except those consistent with the Fund's Prospectus or other Offering Materials.  Any representation as to a tender offer by the Fund, which is inconsistent with what is set forth in the Fund's then current Prospectus or the tender offer notice, is expressly prohibited.

b.          Distributor will supply to Dealer reasonable quantities of Prospectuses, sales literature, sales bulletins, and additional sales information as approved by Distributor and the Fund, and if any of the foregoing documents are amended or supplemented, Distributor will promptly notify Dealer in writing and provide Dealer with reasonable quantities of such amended documents or supplements at no cost to the Dealer.  Dealer agrees to use only advertising or sales material relating to the Fund that: (i) is supplied by Distributor, or (ii) conforms to the requirements of all applicable laws or regulations of any government or authorized agency having jurisdiction over the offering or sale of Units and is approved in writing by Distributor in advance of its use.

SECTION 6.   REGISTRATION OF UNITS

a.          Distributor will be responsible for securing or overseeing the registration, qualification or exemption of the Units under applicable U.S. laws, rules or regulations in all jurisdictions or states in which Units shall be offered and/or sold.  As applicable, Distributor shall be responsible for the filing with the states of notifications of the intention to sell Units and will use its reasonable best efforts to file such notifications of the intention to sell Units in each jurisdiction in which the Units are to be offered by Dealer.  Distributor acknowledges that Dealer desires to offer the Units in each state within the United States and Distributor agrees to use its reasonable best efforts to qualify the Units for offering by Dealer in each state within the United States.  If the Units may not be offered and/or sold in any particular jurisdiction in the United States, Distributor will promptly so notify Dealer.

b.          Dealer agrees not to transact orders for Units in jurisdictions in which Distributor has informed Dealer in writing that Units are not to be sold and in which Dealer and its personnel are not authorized to sell Units.

c.          Dealer agrees that it will make no offers or sales of Units in any foreign jurisdiction, except with the express written consent of Distributor, which consent shall not be unreasonably withheld.

SECTION 7.   REPRESENTATIONS AND WARRANTIES; COVENANTS

a.          In addition to the representations and warranties found elsewhere in this Agreement Distributor represents and warrants that:

i.	It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware.

ii.	It is empowered under applicable laws and by Distributor's organizational documents to enter into this Agreement and perform all activities and services of

Distributor provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Distributor's ability to perform under this Agreement.

iii.
This Agreement has been duly authorized, executed and delivered by Distributor and, assuming due and valid execution and delivery by Dealer, constitutes Distributor's legal, valid and binding agreement enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, and by general principals of equity.  The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein and in the Prospectus, including the sale of the Units, will not constitute a breach of, or default under, any agreement or instrument by which Distributor is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

iv.
All material litigation and regulatory actions involving Distributor and its affiliates are described in the periodic public Form 10-K and 10-Q filings made by BlackRock, Inc. with the SEC and the publicly filed Forms ADV and Forms BD of Distributor and/or its affiliates.

v.
The Units will be, prior to being authorized by the Distributor for sale, registered, qualified, or exempt from registration with the SEC and in each State of the United States and Distributor will promptly notify Dealer in writing if any such registration, qualification, or exemption ceases to be effective.

vi.
As of the date hereof and at any time during the term of this Agreement, the Offering Materials do not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.  Distributor makes no representations or warranties with respect to any information about Dealer’s business specifically furnished by Dealer for inclusion in the Offering Materials (“Dealer Provided Information”) or information omitted from the Offering Materials in reliance upon, or in conformity with, Dealer Provided Information. The parties acknowledge that Dealer Provided Information shall not include information that was not furnished by Dealer in response to information included by the Fund in the Offering Materials about the Dealer or its affiliates .

vii.
If any of the representations set forth in this Section 7 or Section 9 at any time ceases to be true, Distributor shall promptly notify Dealer of this fact in writing.  Such notice shall be provided in accordance with Section 18.

b.          In addition to the representations and warranties found elsewhere in this Agreement, Dealer represents and warrants that:

i.	It is a limited liability company duly organized and existing and in good standing under the laws of Delaware.

ii.	It is empowered under applicable laws and by Dealer's organizational documents to enter into this Agreement and perform all activities and services of the Dealer provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Dealer's ability to perform under this Agreement.

iii.
This Agreement has been duly authorized, executed and delivered by Dealer and, assuming due and valid execution and delivery by Distributor, constitutes Dealer's legal, valid and binding agreement enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, and by general principals of equity.  The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein and in the Prospectus, including the sale of the Units, will not constitute a breach of, or default under, any agreement or instrument by which Dealer is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

iv.
All material litigation and regulatory actions involving Dealer and its affiliates are described in the periodic public Form 10-K and 10-Q filings made by Morgan Stanley Incorporated and Citigroup Inc. with the SEC and the publicly filed Forms ADV and Forms BD of Dealer, Citigroup Inc. and/or their respective affiliates.

v.
As of the date hereof and at any time during the term of this Agreement, any Dealer Provided Information will be complete and accurate in all material respects and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

vi.
If any of the representations set forth in this Section 7 or Section 9 at any time ceases to be true, Dealer shall immediately notify Distributor in writing of this fact.  Such notice shall be provided in accordance with Section 18.

c.          The Distributor covenants that it will promptly notify Dealer of any non-confidential claim or complaint or any enforcement action or other proceeding with respect to Units offered hereunder against the Fund, the Distributor, or the Distributor's principals, affiliates, officers, directors, employees or agents, or any person who controls Distributor, within the meaning of Section 15 of the Securities Act.

d.          The Dealer covenants that:

i.
It will promptly notify Distributor of any non-confidential claim or complaint, any enforcement action or other proceeding by a regulatory authority with respect to the Fund or the Units offered hereunder against or directed at or to Dealer or its principals, affiliates, officers, directors, employees or agents, or any person who controls Dealer, within the meaning of Section 15 of the Securities Act.

ii.
It will promptly notify Distributor of any examination by any regulatory agency or self-regulatory organization that has resulted in a material compliance deficiency in connection with the sale and distribution of Units. Dealer agrees to promptly provide Distributor with a copy of such notice of material compliance deficiency and any response made by the Dealer thereto.

SECTION 8.  INDEMNIFICATION

a.          Dealer agrees to indemnify, defend and hold harmless Distributor, the Fund, BlackRock Advisors, LLC (the Fund’s investment adviser), and their respective directors, trustees, officers, partners, members, employees, shareholders, agents, and affiliates and each person who controls or is controlled by Distributor, the Fund or BlackRock Advisors LLC, within the meaning of the Securities Act (the "Fund Indemnified Parties"), from any and all losses, claims, liabilities, costs, and expenses, including attorney fees (collectively, "Losses"), that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to: (i) Dealer's gross negligence, willful misconduct, or lack of good faith in carrying out its duties and responsibilities under this Agreement; (ii) the material failure of Dealer to comply with any applicable law, rule or regulation (including, without limitation, the securities laws and regulations of the United States or any state or jurisdiction) in connection with the offer or sale by Dealer of Units of the Fund pursuant to this Agreement, or the discharge of any of its other duties and responsibilities under this Agreement; (iii) any untrue statement of a material fact, or any omission to state a material fact required to be stated or necessary in order to make the statements, in light of the circumstances under which they are made, not misleading in any Dealer Provided Information; and (iv) the material breach by Dealer of any of its representations, warranties and covenants specified herein or the Dealer's material failure to comply with the terms and conditions of this Agreement, whether or not such action, failure, error, omission, misconduct or breach is committed by Dealer or its directors, trustees, officers, shareholders, members, employees, or agents; provided, however, that in no case is the foregoing indemnity to be deemed to protect any of the Fund Indemnified Parties against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of the reckless disregard of its obligations and duties under this Agreement, in each case as determined by a final judgment by a court of competent jurisdiction.

b.          The Distributor agrees to indemnify, defend and hold harmless Dealer and its directors, trustees, officers, partners, members, employees, shareholders, agents, and affiliates and each person who controls or is controlled by Dealer, within the meaning of the Securities Act (the "Dealer Indemnified Parties") from any and all Losses that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to: (i) Distributor's gross negligence, willful misconduct, or lack of good faith in carrying out its duties and responsibilities under this Agreement; (ii) the material failure of Distributor to comply with any applicable law, rule or regulation (including, without limitation, the securities laws and regulations of the United States or any state or jurisdiction) in connection with the discharge of its duties and responsibilities under this Agreement; (iii) any untrue statement of a material fact, or any omission to state a material fact required to be stated or necessary in order to make the statements, in light of the circumstances under which they are made, not misleading in any Offering Materials; provided, however, that the Distributor will not be liable to the extent any such Losses arise out of, are based upon or directly relate to any information included in or omitted from the Offering Materials in reliance upon, or in conformity with, Dealer Provided Information; and (iv) the material breach by Distributor of any of its representations, warranties and covenants specified herein or the Distributor's material failure to comply with the terms and conditions of this Agreement, whether or not such action, failure, error, omission, misconduct or breach is committed by Distributor or its directors, trustees, officers, shareholders, members, employees, or agents; provided, however, that in no case is the foregoing indemnity to be deemed to protect any of the Dealer Indemnified Parties against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of the reckless disregard of its obligations and duties under this Agreement, in each case as determined by a final judgment by a court of competent jurisdiction.

c.          In no event shall any party be liable under this Section 8 for any special, indirect or consequential Losses or lost profits or loss of business.

d.          This Section 8 shall survive any termination of the Agreement.

SECTION 9.   ANTI-MONEY LAUNDERING

a.          Dealer represents that it has policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act.  Dealer represents that it has a Customer Identification Program (“CIP”), which requires the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance.  Dealer represents that it has policies and procedures in place reasonably designed to comply with Section 312 of the USA PATRIOT Act, including processes reasonably designed to identify clients that are senior foreign political figures1 (“SFPF”) and to conduct enhanced scrutiny on such clients.  Dealer represents that its anti-money laundering program contains processes, procedures and systems reasonably designed to comply with economic sanctions programs administered by the Department of Treasury’s Office of Foreign Assets Control (“OFAC”), including prohibitions set forth in the list of specially designated nationals and blocked persons (the “SDN List”), as well as sanctions programs administered by the European Union and the United Nations.  Additionally, Dealer represents and warrants that it has policies, procedures and internal controls reasonably designed to ensure that it does not accept or introduce an investor to the Fund that is a person, government, organization or entity that is the subject of any sanctions programs administered by OFAC, as well as sanctions programs administered by the European Union and United Nations.

Dealer represents that:

(1)          it will apply its anti-money laundering program as described in Section 9(a) of this Agreement, to its clients;

(2)          it will, upon written request of Distributor, notify Distributor within a reasonable time if any clients of Dealer who desire to make an investment in the Fund (“Prospective Dealer Members”) or Dealer Members appear on any OFAC sanctions list or if any such Prospective Dealer Members or Dealer Members are SFPFs; and

(3)          upon written request of Distributor, Dealer will furnish an AML representation letter substantially in the form attached hereto as set forth in Schedule 2.
___________________________

1
Senior foreign political figure means a current or former senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned commercial enterprise. In addition, a senior foreign political figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure, as well as immediate family members of a senior foreign political figure. The immediate family members of a senior foreign political figure typically include the political figure’s parents, siblings, spouse, children and spouse’s parents or siblings. A close associate of a senior foreign political figure is a person who is widely and publicly known to be a close associate of the senior foreign political figure, and includes a person who is in a position to conduct substantial financial transactions on behalf of the senior foreign political figure.

c.          In the event of a court order or an inquiry from or examination or other audit or request by the governmental, regulatory or self-regulatory authorities in any competent jurisdiction, or as may be otherwise required by Distributor to meet its legal or regulatory obligations, including without limitation any anti-money laundering laws, the USA PATRIOT Act or any privacy laws, Dealer will, upon request from Distributor or such governmental, regulatory or self-regulatory authority, furnish to Distributor or the applicable governmental, regulatory or self-regulatory authority a copy of the client’s CIP documents, to the extent permitted by applicable law.

d.          Dealer acknowledges and agrees that if Dealer declines at any time to deliver to Distributor, or give Distributor or its representatives access to customer information requested by Distributor or a governmental, regulatory or self-regulatory authority pursuant to Section 9(b) or Section 9(c), as applicable, except where Dealer is not permitted under applicable law to provide such customer information, the Fund, or the Distributor on behalf of the Fund, may, without liability of any kind:

i.	refuse to establish any account or accept any subscription amounts with respect to any affected Prospective Dealer member or affected Dealer Member;

ii.	delay the establishment of any account or the acceptance of any subscription amounts with respect to any affected Prospective Dealer Member or affected Dealer Member;

iii.	close accounts previously established for any affected Prospective Dealer Member or affected Dealer Member;

iv.	refuse to engage in any transactions for any affected Prospective Dealer Member or affected Dealer Member;

v.
"freeze the account" (either by prohibiting additional subscriptions, restricting any distributions and/or declining any repurchase requests) or cancel any pending transactions with respect to any affected Prospective Dealer Member or affected Dealer Member;

vi.	liquidate the account of any affected Prospective Dealer Member or affected Deal Member, including through a compulsory repurchase; and

vii.	return to the appropriate person securities or other property held in such affected Prospective Dealer Member or affected Dealer Member's account.

e.          Distributor represents that it is aware of the United States and applicable international laws and regulations relating to currency reporting and money laundering, including, but not limited to (i) the United States Bank Secrecy Act and implementing regulations, as amended by the USA PATRIOT Act of 2001 (collectively, the "USA PATRIOT Act"); (ii) all applicable International AML laws and regulations.  To ensure compliance with those laws, rules and regulations, the Distributor represents that (i) it has implemented an anti-money laundering program reasonably designed to comply with such laws and regulations and (ii) its anti-money laundering program contains processes, procedures and systems reasonably designed to ensure compliance with economic sanctions programs administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), including prohibitions set forth in the list of specially designated nationals and blocked persons (the “SDN List”), as well as sanctions programs administered by the European Union, United Nations and World Bank, as applicable. Additionally, the Distributor agrees that, if and when investors other than Dealer Members are accepted into the Fund, it will have policies, procedures and internal controls reasonably designed to ensure that it does not accept or introduce an investor into the Fund that is a person, government, organization or entity who is or becomes the subject of any sanctions programs administered or enforced by OFAC and it will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

SECTION 10.   CONFIDENTIALITY, NON-SOLICITATION

a.          All books, records, information and data pertaining to the business of the other party including, but not limited to, the names of the clients (including Dealer Members) of Dealer, the Fund or Distributor ("Confidential Information") that are exchanged or received in connection with this Agreement shall be kept confidential and shall not be used except to the extent necessary to perform each party's obligations under this Agreement. "Confidential Information" shall also include any nonpublic personal information (as defined by Regulation S-P or FTC Regulation 313) regarding Dealer's prospective investors, Dealer Members and other Fund investors or prospective investors, marketing materials and other similar data or information not generally known to the public. "Confidential Information" shall not be voluntarily disclosed to any other person or entity, except (i) if such information is already publicly available except to the extent that such public availability is due to breach of this Agreement by the disclosing party; (ii) as may be required solely for the purpose of carrying out a party's duties and responsibilities under this Agreement; (iii) as required by order or demand of a court or other governmental or regulatory body or as otherwise required by law; (iv) as may be required to be disclosed to a party's attorneys, accountants, regulatory examiners or insurers for legitimate business purposes; or (v) with the express prior written permission of the other party.  Each party will limit the disclosure of the other party's Confidential Information to those of its employees and agents with a need to know such Confidential Information for purposes of providing the services set forth in this Agreement.  Each party will use reasonable care to prevent its employees and agents from violating the foregoing restrictions.

b.          Distributor will not, and will cause its affiliates to not, directly or knowingly solicit any client (including Dealer Members) of Dealer based on information provided to Distributor by Dealer pursuant to this Agreement.  Notwithstanding the foregoing, Distributor is not restricted from soliciting any client (including Dealer Members) of Dealer with whom Distributor or any of its affiliates has either an existing relationship or a relationship that is developed independent of Dealer's solicitation efforts.

c.          The Distributor agrees to provide to Dealer copies of any communications contemporaneously with their distribution to Dealer Members including, but not limited to, account statements, monthly and/or quarterly investor materials, and any other investor materials, that the Fund, the Distributor, or any of their respective affiliates provide to Dealer Members relating to the Fund within a time period that has been mutually agreed upon by the Distributor and Dealer.  The Fund and the Distributor agree that Dealer may use any information contained in such communications in any statement, report, or other marketing or sales material Dealer provides to clients (including Dealer Members) in respect to the operation and performance of the Fund.  Dealer and Distributor agree to work together in good faith to (i) respond in a prompt manner to inquiries of customers of Dealer (including Dealer Members) as communicated by Dealer and (ii) organize informal forums on an as-needed basis for discussing material events relating to the Fund with Dealer Members.

d.          Notwithstanding any other provision of this Agreement, each party (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Fund and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment or tax structure; provided, however, that the foregoing does not constitute an authorization to disclose information identifying the Fund or its members, BlackRock Advisors, LLC, or any parties to transactions engaged in by the foregoing or (except to the extent relating to such tax structure or tax treatment) any non-public commercial or financial information.

e.          On written request or on the expiration or termination of this Agreement, each party will return to the other party or destroy all Confidential Information in its possession or control, provided that each party may retain a single archival copy of any document or information that such party is obligated to maintain pursuant to record keeping requirements to which it is subject under applicable laws, rules or regulations, but for only so long as such records are required to be maintained and each party may retain any information contained in computer back-up tapes or similar media made in the ordinary course.

SECTION 11.   PRIVACY

Each of the Distributor and the Dealer agree to comply with SEC Regulation S-P, adopted pursuant to the Gramm-Leach-Bliley Act of 1999, and any other applicable federal and state privacy laws which may be enacted in the future.

SECTION 12.   DURATION; TERMINATION; AMENDMENT

a.          This Agreement shall become effective as of the date first above written and shall remain in force until the first anniversary of its effective date and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by a vote of the board of directors of the Fund, including a majority of the directors who are not "interested persons" (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Fund's Distribution and Service Plan (the "Plan") or in any agreements entered into in connection with the Plan (including this Agreement), pursuant to a vote cast in person at a meeting called for the purpose of voting on such continuance.

b.          In addition to the automatic termination of this Agreement specified in Section 1.b. of this Agreement, each party to this Agreement may unilaterally cancel its participation in this Agreement by giving ninety (90) days prior written notice to the other party.  In addition, each party to this Agreement may, in the event of a material breach of this Agreement by the other party, terminate this Agreement immediately by giving written notice to the other party, which notice sets forth in reasonable detail the nature of the breach.  Such notice shall be deemed to have been given and to be effective on the date on which it was either delivered personally to the other party or any officer or member thereof, or was sent in accordance with Section 18.

c.          This Agreement may also be terminated at any time without penalty by (i) a vote of a majority of the Fund's directors who are not "interested persons" (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (including this Agreement), or (ii) a vote of a majority of the Fund's outstanding Units (as defined in the 1940 Act), on sixty days' written notice to Dealer.

d.          This Agreement shall terminate immediately upon the appointment of a trustee under the Securities Investor Protection Act or any other act of insolvency by the Distributor or the Dealer.

e.          This Agreement is not assignable or transferable and will terminate automatically in the event of its "assignment," as defined in the 1940 Act, and the rules, regulations and interpretations thereunder; provided, however, that either party hereto may transfer any of its duties under this Agreement to any entity that controls or is under common control with such party.

f.          This Agreement may be amended by the Dealer and Distributor upon mutual written agreement, except that this Agreement may be amended at any time by Distributor or Dealer upon written notice to the other party in cases where such amendment is required (i) pursuant to the dictates of any relevant regulatory agency with jurisdiction over the Fund, the Distributor, or the Dealer or (ii) otherwise by operation of law.

g.          Termination of this Agreement will not affect any outstanding order or transaction, or any legal right or obligation which may have arisen prior to termination.  Upon termination of this Agreement, Distributor shall continue to pay Dealer the compensation set forth in Section 4 for the duration of each Dealer Member's investment in the Fund (including with respect to any additional investments).

SECTION 13.   DISPUTE RESOLUTION; GOVERNING LAW

a.          The parties waive their rights to seek remedies in court, including any right to a jury trial.  In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration in New York, New York under the commercial arbitration rules and procedures of FINRA.  The parties agree that, to the extent permitted under such arbitration rules and procedures, the arbitrators selected shall be from the securities industry.  Judgment upon any arbitration award may be entered by any state or federal court having jurisdiction.

b.          This Agreement shall be governed and construed in accordance with the laws of the State of New York, without reference to the choice-of-law principles thereof.

SECTION 14.   INVESTIGATIONS AND PROCEEDINGS

The parties to this Agreement agree to cooperate fully in any securities regulatory investigation or proceeding or any judicial proceeding with respect to each party's activities under this Agreement and promptly to notify the other party of any such investigation or proceeding.

SECTION 15.   CAPTIONS

All captions used in this Agreement are for convenience only and are not to be used in construing or interpreting any aspect hereof.

SECTION 16.   SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.  If, however, any provision of this Agreement is held, under applicable law, to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way and shall be interpreted to give effect to the intent of the parties manifested thereby.

SECTION 17.   SURVIVAL

The representations, warranties, agreements and covenants of the undersigned contained in this Agreement, including, without limitation, Sections 4, 8, 10, 13 and this Section 17 shall survive any termination of this Agreement.

SECTION 18.   NOTICES

Every notice required by this Agreement will be in writing and deemed given (i) the next business day if sent by a nationally recognized overnight courier service that provides evidence of receipt, (ii) the same business day if sent by 3:00 p.m. (receiving party's time) by facsimile transmission and confirmed by a telephone call, or (iii) on the third business day if sent by certified mail, return receipt requested.  Unless otherwise notified in writing, all notices required to be given under this Agreement shall be given or sent to a party at the address listed on Exhibit A attached hereto.

SECTION 19.   EXCLUSIVITY

Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to provide Dealer with the exclusive right to distribute the Fund for a term of 6 months from the date first written above (the “Effective Date”); provided however, for the avoidance of doubt, this exclusivity will not apply to the initial seed investment that will be made by an affiliate of BlackRock.  At the end of the exclusive period Distributor is free to enter into similar agreements and arrangements with other entities.

SECTION 20.   ENTIRE AGREEMENT

a.          This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all previous agreements and/or understandings of the parties.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby.

b.          This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  Facsimiles (including facsimiles of the signature pages of this Agreement) will have the same legal effect hereunder as originals.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year set forth below.

BLACKROCK INVESTMENTS, LLC

By:
Name:
Title:
Date:

MORGAN STANLEY SMITH BARNEY LLC

By:
Name:
Title:
Date:

EXHIBIT A

NOTICES

Notices required by the Agreement should be sent as follows:

If to the Dealer:	Morgan Stanley Smith Barney LLC
Attn: Michael McGrath
522 Fifth Avenue, 13th Floor
New York, New York 10036

If to the Distributor:	BlackRock Investments, LLC
Attn: Rick Froio
One Financial Center
Boston, MA 02111

If to the Fund:	BlackRock Preferred Partners LLC
Attn: John Perlowski
40 East 52nd Street
New York, NY 10022

Schedule 1 – Fee Disclosure Statement

Schedule 2 – Form of AML Letter